EXHIBIT 99(a)

                        Admiralty Bank, USI Florida Form
                        Strategic Partnership to Provide
                          Insurance, Financial Services

PALM BEACH GARDENS, Fla.--(BUSINESS WIRE)--April 11, 2000-- Admiralty Bancorp, Inc., (NASDAQ NM: AAABB - news) and USI Florida, leaders in the South Florida financial services industry, have established an alliance to provide clients with a broad range of insurance and financial programs.

The announcement was made jointly by Bruce Mahon, Chairman of Admiralty Bank, and Michael Karp, President of USI Florida.

Upon passage of the Gramm-Leach Act on Nov. 12, 1999, banks are now allowed to provide their customers with insurance products expanding the range of products offered and proceeding further toward the "one stop" customer service concept.

Admiralty Bank is one of Florida's fastest growing banks with offices in Palm Beach Gardens, Juno Beach, Jupiter, Boca Raton and Melbourne. The full- service financial institution caters to the needs of businesses and individuals.

Admiralty capitalizes on a strong community orientation as it continues to expand its customer base and portfolio of services.

Admiralty customers can now go to any branch and purchase a broad range of insurance and other financial services through U.S.I.

"Our philosophy has been always to offer customers the finest financial services and to respond quickly and efficiently to their needs," said Mahon. "This strategic partnership with USI Florida enables us to broaden our services."

USI Florida is South Florida's largest insurance brokerage providing insurance-related services to individuals and businesses, including the customers of Chase Manhattan Bank in New York City. With offices in Boca Raton, Plantation and Coral Gables, USI Florida is positioned to serve Admiralty Bank customers throughout the tri-county area.

"This is the perfect alliance," said Karp. "Admiralty's clients can benefit from the sophisticated financial and insurance services we provide. Likewise, many of our clients will be introduced to the fine services offered by Admiralty Bank."

Founded in 1994, USI Insurance Services Corp. is one of the fastest growing distributors of fully integrated financial services to the middle market and one of the most active consolidators of insurance brokerages in the United States.

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With operations in 21 states and annualized revenues of approximately $350 million, USI is the sixth largest commercial and financial services broker in the world.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Certain of these statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including the uncertainties inherent in the process of auditing and making end-of-year adjustments to a corporation's financial statements.

By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

L.G. Zangani, LLC provides financial public relations service to the Company. As such, L.G. Zangani, LLC and/or its officers, agents and employees, receives remuneration for public relations and/or other services performed for the Company. This remuneration may take the form of cash, capital stock in the Company, or warrants and/or options to purchase stock in the Company.

Contact:

     Admiralty Bancorp, Inc., Palm Beach Gardens
     Ward Kellogg, 561/624-4701
     Melisa Kratz, 561/624-4701
     Leonardo G. Zangani, Investor Relations, 908/788-9660